CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-87548) and in the Registration Statement on Form S-8 (File No. 333-106514) and in the Post-Effective Amendment No. 1 to the Registration Statements on Form S-11 (File Nos. 333-84876 and 333-84878) on Form S-3 and to Amendment No. 1 in the Registration Statement on Form S-3 (File No. 333-116898) and in the Registration Statement on Form S-3 (File No. 333-115132) of Trizec Properties, Inc. of our report dated June 16, 2006 relating to the combined historical summary of gross income and direct operating expenses of the thirteen properties acquired from Arden Realty, Inc., which appears in the Current Report on Form 8-K/A of Trizec Properties, Inc. dated July 14, 2006.
PricewaterhouseCoopers LLP
Chicago, Illinois
July 14, 2006